Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Retirement Committee
Sterling National Bank 401(k) and Profit Sharing Plan

We consent to the incorporation by reference in registration statements No. 333-153276 on Form S-8 of Sterling National Bank 401(k) and Profit Sharing Plan of our report dated June 26, 2017, relating to the statement of net assets available for benefits of the Sterling National Bank 401(k) and Profit Sharing Plan as of December 31, 2016 and 2015 and the related statement of changes in net assets available for benefits for the year then ended, and the supplemental Schedule H, Part IV - Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2016 and Schedule H, Part IV - Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 11-K of the Sterling National Bank 401(k) and Profit Sharing Plan .

/s/ Buchbinder Tunick & Company LLP
New York, New York
June 26, 2017